Exhibit (d)(2)

EMLES TRUST

AMENDED AND RESTATED EXHIBIT A OF MANAGEMENT AGREEMENT

Exhibit A

Dated: February 26, 2021

Fund	Percentage of Average Daily Net Assets
Emles @ Home ETF	0.49%
Emles AAA ABS ETF	0.48%
Emles Alternative Credit ETF	0.78%
Emles CoCo ETF	0.45%
Emles High Quality ABS ETF	0.48%
Emles Infrastructure Opportunity Fund	0.60%
Emles Infrastructure Select 40 Fund	0.60%
Emles Made in America ETF	0.49%
Emles Partners Fund	1.00%
Emles Protective Allocation ETF	0.55%
Emles Real Estate Credit ETF	0.48%
Emles Luxury Goods ETF	0.60%
Emles Federal Contractors ETF	0.60%
Emles Alpha Opportunities ETF	1.75%

EMLES TRUST

By:	/s/Alexa Bonaros
Name:	Alexa Bonaros
Title:	VP

EMLES ADVISORS LLC

By:	/s/Timothy Darcy
Name:	Timothy Darcy
Title:	CCO